EXHIBIT 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No.333-278459) on Form F-1 of Fuxing China Group Limited and its subsidiaries (collectively, the “Company”) of our report dated August 21, 2024, with respect to the consolidated balance sheets of the Company as of March 31, 2024 and 2023, the related consolidated  statements  of  operations  and  comprehensive  income,  changes  in  shareholders’  equity, and cash flows, for each two years in the years ended March 31, 2024 and 2023.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

August 21, 2024